EXHIBIT 99.1

INVESTOR CONTACT

Scott Wylie

VP – Investor Relations

Altera Corporation

(408) 544-6996

swylie@altera.com

MEDIA CONTACT

Anna Del Rosario

Director – Public Relations

Altera Corporation

(408) 544-7496

anna.delrosario@altera.com

ALTERA ANNOUNCES 2004 RESULTS

SALES UP 23%; NET INCOME UP 77%

San Jose, Calif., January 24, 2005 — Altera Corporation (Nasdaq: ALTR) today announced 2004 sales of $1.02 billion, up 23%, compared to $827.2 million in 2003. New product sales increased 186%. Net income for 2004 was $275.1 million, $0.72 per diluted share, versus net income of $155.1 million, $0.40 per diluted share in 2003.

Fourth quarter sales were $239.9 million, up 10% from the fourth quarter of 2003 and down 9% from the third quarter of 2004, versus the company’s prior guidance for sales reductions of 9% to 12%. Fourth quarter net income was $58.0 million, $0.15 per diluted share, up 28%, compared to net income of $45.1 million, $0.12 per diluted share, in the fourth quarter of 2003. Gross profit margin was 69.8% for the fourth quarter of 2004 versus 67.5% for the fourth quarter of 2003.

Altera’s tax rate for 2004 was 16.8% and included a $17.1 million or a 5.2 percentage point tax rate benefit primarily related to a tax settlement with Hong Kong’s Inland Revenue Department recorded in the third quarter. The effective tax rate for the year was lowered in the fourth quarter by 1 percentage point, resulting in a favorable fourth quarter adjustment of $2.6 million (3.7 percentage points) and an effective tax rate for the fourth quarter of 18.3%.

Altera repurchased 8.3 million shares of its common stock during 2004 at a cost of $176.3 million, with 606,600 shares repurchased during the fourth quarter at a cost of $12.6 million. Altera ended the quarter with $1.2 billion in cash and short-term investments.

“The year’s revenue growth, fueled by great new product traction and FPGA market share gains, demonstrates that our R&D investments are paying off. The last half of the year was very challenging, and even as business moderated, we maintained strong gross margins and kept inventories under control,” said John Daane, president and CEO. “In 2004 we announced another generation of products with a distinct performance edge. We introduced our Nios® II processor, a higher performance and more flexible version of our industry-leading Nios soft-core processor. Our new programmable devices, Stratix® II and Cyclone™ II FPGAs and MAX® II CPLDs, all have substantial competitive performance advantages and the potential for rapid new product growth in 2005 and beyond. Across all our served markets we are uncovering new applications for programmable logic as we continue to pursue the substantial growth opportunities available to us.”

(more)

Altera continued to advance its leadership position in system-on-a-programmable-chip (SOPC) solutions.

•	As revealed in recent benchmarking studies, Altera FPGA and CPLD performance leads the industry. Altera’s performance advantage results from the combined power of Altera’s innovative device architecture and Quartus® II design software. Using Quartus II version 4.2 software, Altera’s 90-nm Stratix II FPGAs deliver on average 39% higher performance than Virtex-4 devices, 90-nm Cyclone II FPGAs deliver 60% better performance than Spartan-3 devices, and MAX II CPLDs deliver 50% better performance than CoolRunner-II devices. Details on Altera’s performance leadership, the results of our third-party-endorsed benchmarking methodology, and a web-based net seminar comparing Stratix II and Virtex-4 performance can be found at www.altera.com/alterazone.

•	In addition to having the industry’s best performance, Altera’s Stratix II family features the highest density FPGAs shipping today. With the arrival of the Stratix II EP2S180, which contains nearly 180,000 equivalent logic elements, Altera’s largest FPGA has 82% more logic elements than any available competing alternative. The entire Stratix II family is now shipping and readily available, with three devices already fully production qualified. The remainder of the Stratix II family will move to production status in the first half of 2005. The combination of high density, superior performance, and availability makes Altera the best programmable logic choice for the complex high-performance designs traditionally served by ASIC solutions.

•	The HardCopy® II family, Altera’s unique 90-nm structured ASIC solution, has been announced, taking the HardCopy value proposition to new levels. HardCopy II devices deliver the flexibility of an FPGA and the performance of a standard-cell ASIC. Combining a Stratix II-based FPGA front-end design methodology with cost as low as $15 for 1 million ASIC gates, the HardCopy II family gives customers a time-to-market advantage and economics unequaled by other structured ASICs or standard-cell ASICs. The HardCopy II family offers core logic performance as much as 100% faster and power consumption as much as 50% lower than a Stratix II FPGA prototype. With this performance, and densities up to 2.2 million ASIC gates, the HardCopy II family allows Altera to compete for a new range of designs untouchable by other PLD competitors. HardCopy II-based designs are an appealing solution across all of Altera’s markets for higher-density applications that previously required an ASIC or ASSP implementation for high-volume production.

•	Altera has now shipped, ahead of schedule, the first member of the 90-nm Cyclone II family, the EP2C35. The Cyclone II family, designed for high-volume cost-sensitive applications, offers lower costs, higher densities, and more features than the first generation Cyclone family. The Cyclone II device architecture is optimized for 90-nm and is manufactured on TSMC’s proven low-k dielectric process technology using 300mm wafers. The Cyclone II family, which builds on the low-cost FPGA leadership Altera established with the original Cyclone family, delivers a low-risk and low-cost solution that makes it a highly attractive alternative to low-and medium-density ASICs.

(2 of 7)

•	Customers are increasingly recognizing Altera’s technology leadership, quality, and reliability, reflecting the attention Altera places not just on innovation but on overall customer relationships. Altera has recently received Cisco Systems’ “Excellence in Delivery and Flexibility Award” for consistently meeting or exceeding its supplier commitments. In addition Altera was selected by Samsung Electronics as “Most Valued Partner of the Year”. Candidates for this award are evaluated on the basis of total cost of ownership, quality metrics, ability to meet scheduled shipments, and overall technical performance.

Conference Call and Quarterly Update:

A conference call will be held today at 1:45 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the first quarter of 2005. The web cast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s first quarter business update will be issued in a press release available after the market close on March 10.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements,” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products and in particular the Stratix and Cyclone device families, the rate at which our customers’ new platforms enter production, the rollout of the company’s Stratix II, Cyclone II, MAX II, and HardCopy II families, as well as changing economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

(3 of 7)

About Altera

Altera Corporation (Nasdaq:ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

#####

Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.

(4 of 7)

ALTERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data and note)

(Unaudited)

	THREE MONTHS ENDED			YEAR ENDED
	Dec. 31 2004	Oct. 1 2004	Jan. 2 2004	Dec. 31 2004	Jan. 2 2004
Net sales	$239,885	$264,599	$217,426	$1,016,364	$827,207
Costs and expenses:
Cost of sales	72,335	80,966	70,613	310,168	265,873
Research and development	46,946	48,259	41,274	180,525	178,543
Selling, general, and administrative	54,578	53,577	47,869	210,745	184,609

Total costs and expenses	173,859	182,802	159,756	701,438	629,025

Income from operations	66,026	81,797	57,670	314,926	198,182
Interest and other income, net	4,957	3,892	4,167	15,857	14,319

Income before income taxes	70,983	85,689	61,837	330,783	212,501
Provision for income taxes	(13,019)	(2,608)	(16,695)	(55,672)	(57,376)

Net income	$57,964	$83,081	$45,142	$275,111	$155,125

Income per share:
Basic	$0.16	$0.22	$0.12	$0.74	$0.41

Diluted	$0.15	$0.22	$0.12	$0.72	$0.40

Shares used in computation:
Basic	373,347	372,137	378,199	373,785	381,387

Diluted	381,351	379,785	388,299	382,473	389,753

Tax rate	18.3%	3.0%	27.0%	16.8%	27.0%
% of Sales:
Gross margin	69.8%	69.4%	67.5%	69.5%	67.9%
Research and development	19.6%	18.2%	19.0%	17.8%	21.6%
Selling, general, and administrative	22.8%	20.3%	22.0%	20.7%	22.3%
Income from operations	27.5%	30.9%	26.5%	31.0%	24.0%
Net income	24.2%	31.4%	20.8%	27.1%	18.8%

Note: Statements of income for the three month period ended October 1, 2004 and for the year ended December 31, 2004 included a one-time tax benefit of $17.1 million primarily related to a settlement with Hong Kong’s Inland Revenue Department for the tax years 1997 to 2003.

(5 of 7)

ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Dec. 31 2004	Oct. 1 2004	Jan. 2 2004
Assets
Current assets:
Cash and short-term investments	$1,203,248	$1,148,525	$1,031,890
Accounts receivable, net	67,522	61,593	87,204
Inventories	67,454	59,707	44,583
Other current assets	142,725	179,177	136,938

Total current assets	1,480,949	1,449,002	1,300,615
Long-term investments	—	—	14,451
Property and equipment, net	159,587	156,970	160,924
Deferred income taxes and other assets, net	49,982	47,317	42,199

	$1,690,518	$1,653,289	$1,518,189

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and current liabilities	$190,813	$214,952	$170,364
Deferred income and allowances on sales to distributors	221,081	235,076	245,421

Total current liabilities	411,894	450,028	415,785
Stockholders’ equity	1,278,624	1,203,261	1,102,404

	$1,690,518	$1,653,289	$1,518,189

Key Ratios & Information
Current Assets/Current Liabilities	4:1	3:1	3:1
Liabilities/Equity	1:3	1:3	1:3
Annualized Return on Equity	24%	25%	14%
Quarterly Depreciation Expense	$6,245	$6,184	$10,875
Quarterly Capital Expenditures	$8,862	$5,871	$4,615
Annualized Sales per Employee	$489	$504	$426
Number of Employees	2,164	2,132	1,995
Inventory MSOH (a): Altera	2.8	2.2	1.9
Inventory MSOH (a): Distribution	1.4	1.3	1.7
Days Sales Outstanding	26	21	36

(a)	MSOH: Months Supply On Hand

Note: Certain reclassifications have been made to prior period balances in order to conform to the current period’s presentation.

(6 of 7)

ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

				Quarterly Growth Rates		Year ending		Annual Growth Rate
	Q4’04	Q3’04	Q4’03	Q-Q	Y-Y	2004	2003
Geography
North America	29%	28%	31%	-5%	5%	29%	33%	7%

Europe	22%	22%	21%	-8%	16%	23%	22%	27%
Japan	24%	26%	24%	-18%	12%	25%	24%	29%
Asia Pacific	25%	24%	24%	-6%	12%	23%	21%	36%

International	71%	72%	69%	-11%	13%	71%	67%	30%

Total	100%	100%	100%	-9%	10%	100%	100%	23%

Product Category
New	33%	32%	16%	-6%	124%	27%	12%	186%
Mainstream	37%	39%	47%	-15%	-13%	42%	50%	2%
Mature & Other	30%	29%	37%	-5%	-10%	31%	38%	0%

Total	100%	100%	100%	-9%	10%	100%	100%	23%

Market Segment
Communications	41%	48%	47%	-24%	-4%	45%	44%	25%
Industrial	32%	27%	29%	11%	25%	30%	30%	23%
Computer & Storage	11%	11%	11%	-14%	9%	11%	11%	21%
Consumer	16%	14%	13%	7%	31%	14%	15%	19%

Total	100%	100%	100%	-9%	10%	100%	100%	23%

Product Category Description

Category	Products
New	Stratix, Stratix II, Stratix GX, Cyclone, MAX 3000A, MAX II, and HardCopy devices
Mainstream	APEX 20K, APEX 20KC, APEX 20KE, APEX II, FLEX 10KE, ACEX 1K, Excalibur, Mercury, MAX 7000A, and MAX 7000B devices
Mature & Other	FLEX 6000, FLEX 8000, FLEX 10K, FLEX 10KA, MAX 7000, MAX 7000S, MAX 9000, Classic, configuration and other devices, software and other tools, and intellectual property cores

(7 of 7)